Exhibit 3.2

AMENDED AND RESTATED
BYLAWS OF
JETBLUE AIRWAYS CORPORATION

(as amended and restated as of ~~March 24, 2016~~January 8, 2018)

ARTICLE I
OFFICES

SECTION 1. The registered office shall be in the City of Dover, County of Kent, State of Delaware.

SECTION 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

SECTION 1. (a) All meetings of the stockholders for the election of directors shall be held at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

(b) The Board of Directors may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the General Corporation Law of Delaware. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in

Exhibit 3.2

person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (x) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (y) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (z) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

SECTION 2. Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. At each annual meeting, the stockholders shall elect directors to succeed those directors whose terms expire in that year and shall transact such other business as may properly be brought before the meeting.

SECTION 3. Unless otherwise provided by law, and except as to any stockholder duly waiving notice, the notice of any meeting shall be given personally or by mail or by electronic transmission in the manner provided by law to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, notice shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the ~~Corporation~~corporation. Whenever stockholders are required or permitted to take any action at a meeting, unless notice is waived in writing or by electronic transmission by all stockholders entitled to vote at the meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting,; the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting; and, in the case of a special meeting, the purpose for which the meeting is called.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the ~~Corporation~~corporation may transact any business which might have been transacted at the original meeting. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record

Exhibit 3.2

date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 4. The officer who has charge of the stock ledger of the corporation shall prepare and make available, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

SECTION 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may only be called by the Chairman of the Board, the Vice Chairman of the Board or the Chief Executive Officer.

SECTION 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

SECTION 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

SECTION 8. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, either the Chairman of the Board, the Vice Chairman of the Board or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting

Exhibit 3.2

from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

SECTION 10. Unless otherwise provided in the certificate of incorporation, and subject to the provisions of Article VII, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period.

SECTION 11. (~~A~~a) Nominations of persons for election to the Board of Directors of the ~~Corporation~~corporation and the proposal of other business to be considered by the stockholders may be made only at an annual meeting of stockholders and only (i) if brought before the meeting by the ~~Corporation~~corporation and specified in the ~~Corporation~~corporation’s notice of meeting delivered pursuant to Section 3 of this Article II, (ii) if brought before the meeting by or at the direction of the Board of Directors or (iii) if brought before the meeting by a stockholder of the ~~Corporation~~corporation who (x) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf any nomination or proposal is made, only if such beneficial owner was the beneficial owner of shares of capital stock of the ~~Corporation~~corporation) both at the time of giving of notice provided for in this Section 11, and at the time of the meeting, (y) is entitled to vote at the meeting, and (z) has complied with this Section 11 as to such nominations or other business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), ~~and~~ or in accordance with Section 5 of Article III of these bylaws, and, in each case, included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the

Exhibit 3.2

exclusive means for a stockholder to propose business to be considered or to propose any nominations of persons for election to the Board of Directors at an annual meeting of the stockholders.

(~~B~~b) Without qualification, for any nominations of persons for election to the Board of Directors of the ~~Corporation~~corporation or other business to be properly brought before an annual meeting by a stockholder, in each case, pursuant to clause (~~A~~a)(iii) of this Section 11, the ~~stockholder~~ Proposing Person must (x) have given timely notice thereof in writing and in proper form to the Secretary of the ~~Corporation~~corporation and (y) provide any updates or supplements to such notice at the times and in the forms required by ~~this Section 11.~~these bylaws. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the ~~Corporation~~corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth (10th) day following the day on which ~~public announcement~~ Public Announcement (as defined in this Section 11) of the date of such annual meeting is first made by the ~~Corporation~~corporation. In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice.
For purposes of ~~this Section 11,~~these bylaws, the term “Proposing Person” ~~means~~ shall mean (i) the stockholder of record providing the notice of a proposed nomination or other business proposed to be brought before a meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the proposed nomination or other business proposed to be brought before a meeting is made, and (iii) any affiliate or associate (for purposes of these ~~Bylaws~~bylaws, each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder of record or beneficial owner.
For purposes of these bylaws, the term “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(~~C~~c) To be in proper form, a stockholder’s notice shall set forth:
~~(a~~ (i) As to each Proposing Person:
(~~i~~A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the ~~Corporation~~corporation’s stock ledger); ~~and~~

Exhibit 3.2

(B) the class or series and number of shares of capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (within the meaning of Rule 12b-2 under the Exchange Act), including any shares of any class or series of the capital stock of the corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future;
(~~ii) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (i) and (ii) are referred to as “Stockholder Information”);~~
~~(b) As to each Proposing Person: (i) any derivative, swap~~ C) all Synthetic Equity Interests, which, for purposes of these bylaws shall mean any derivative, swap, hedge, repurchase, so-called “stock borrowing” agreement or arrangement or other transaction or series of transactions, engaged in, directly or indirectly, by such Proposing Person or any of its affiliates or associates, the purpose or effect of which is to (1) give such Proposing Person economic benefit and/or risk similar to ownership of shares of any class or series of the capital stock of the ~~Corporation~~corporation, in whole or in part, including due to the fact that the value of such ~~derivative, swap or other transaction~~ Synthetic Equity Interest is determined by reference to the price, value or volatility of any shares of any class or series of the capital stock of the ~~Corporation, or which derivative, swap or other transactions provide~~corporation, or which Synthetic Equity Interest provides, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the capital stock of the corporation, (2) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any share of any class or series of capital stock of the corporation, (3) otherwise provide in any manner the opportunity to profit or avoid a loss from any ~~increase~~decrease in the ~~price or~~ value of any shares of any class or series of ~~the capital stock of the Corporation (“Synthetic Equity Interests”), which such Synthetic Equity Interests shall be disclosed without regard to whether (x) such derivative, swap or other transactions convey~~ capital stock of the corporation, or (4) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the corporation, including a description of the material terms of each such Synthetic Equity Interest, including, without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to whether (x) such Synthetic Equity Interest conveys any voting

Exhibit 3.2

rights in such shares to such Proposing Person, (y) ~~the derivative, swap or other transactions are~~ such Synthetic Equity Interest is required to be, or ~~are~~is capable of being, settled through delivery of such shares or (z) such Proposing Person , or to the extent known, the counterparty to such Synthetic Equity Interest, may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transaction;
(~~ii~~D) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the capital stock of the ~~Corporation~~corporation;
~~(iii) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the capital stock of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the capital stock of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the capital stock of the Corporation (“Short Interests”); (iv~~ (E) any rights to dividends or other distributions on the shares of any class or series of the capital stock of the ~~Corporation~~corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the ~~Corporation~~corporation;
(~~v~~F) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to, based on any increase or decrease in the price or value of shares of any class or series of the capital stock of the ~~Corporation~~corporation, or any Synthetic Equity Interests ~~or Short Interests~~, if any; ~~and~~
(G) a description of the material terms of all arrangements, agreements or understandings (whether or not in writing) entered into by any of the Proposed Nominees and/or Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the corporation;
(H) a description of the material terms of all arrangements, agreements or understandings (whether or not in writing) (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or persons (including their names) pursuant to which the nomination(s) are to be made or, for any proposal that relates to any business other than nominations for election of directors, relating to such business matter of the proposal, as applicable;

Exhibit 3.2

     (I) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Proposing Person, on the one hand, and each Proposed Nominee or his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;
     (J) a statement whether or not the Proposing Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated or approve the proposal if it relates to any business other than nominations for election of directors;
(K) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the Proposed Nominees named in its notice or, for any proposal that relates to any business other than nominations for election of directors, to bring such business before the meeting;
(L) the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or, for any proposal that relates to any business other than nominations for election of directors, such business, and, to the extent known, the class or series and number of all shares of the corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s);
(M) a representation required pursuant to subparagraph (h) of Section 5 of Article III of these bylaws; and
~~(vi~~(N) any other information relating to such Proposing Person or the proposed business (including, as applicable, information about any Proposed Nominee, including such Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies ~~or consents by such Proposing Person~~ in support of the nomination for election of ~~Directors~~directors or the other business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act ~~(the~~ .

The disclosures to be made pursuant to the foregoing clauses (~~i~~A) through (~~vi~~F) are referred to as “Disclosable Interests”~~)~~; provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of

Exhibit 3.2

record directed to prepare and submit the information required by this Section 11 on behalf of a beneficial owner.

~~(c~~(ii) As to each person, if any, whom a Proposing Person proposes to nominate for election or reelection as a director (a “Proposed Nominee”):
~~(i) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 11 if such proposed nominee were a Proposing Person;~~
 ~~(ii) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and~~
~~(iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and each proposed nominee and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and~~
(A) the name, age, business address and residence address of the Proposed Nominee;
(B) the principal occupation or employment of the Proposed Nominee; and
(C) the class or series and number of shares of capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by the Proposed Nominee, including any shares of any class or series of the capital stock of the corporation as to which such Proposed Nominee has a right to acquire beneficial ownership at any time in the future.

(~~d~~iii) As to any business other than nominations for election of directors that a Proposing Person proposes to bring before an annual meeting:
~~(i~~ (A) a reasonably brief description of the business desired to be brought before the annual meeting, including the reasons for conducting such business at the annual meeting; and ~~any material interest in such business of any Proposing Person;~~
~~(ii~~ (B) the text of the proposal or business (including the text of any resolutions proposed for consideration)~~; and~~ .

Exhibit 3.2

~~(iii) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons and (y) between or~~
~~among any Proposing Person and any other record or beneficial owner of capital stock of the Corporation (including their names) in connection with the proposal of such business by such stockholder.~~

(~~D~~d) A ~~stockholder~~ Proposing Person providing notice of a proposed nomination for election to the Board of Directors of the ~~Corporation~~corporation or other business proposed to be brought before a meeting ~~(whether given pursuant to paragraph (A)(i) or (ii) of this Section 11)~~ shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the ~~Corporation~~corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment of postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). The ~~Corporation~~corporation may also require any ~~proposed nominee~~ Proposed Nominee for election to the Board of Directors of the ~~Corporation~~corporation to furnish such other information (i) as may be reasonably required by the ~~Corporation~~corporation to determine the eligibility of such proposed nominee to serve as an independent director of the ~~Corporation~~corporation in accordance with the ~~Corporation~~corporation’s Corporate Governance Guidelines as then in effect or (ii) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(~~E~~e) Notwithstanding anything in paragraph (~~B~~b) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no ~~public announcement~~ Public Announcement by the ~~Corporation~~corporation naming all of the nominees for director or specifying the size of the increased Board of Directors made by the ~~Corporation~~corporation at least ten (10) business days before the last day a stockholder could otherwise deliver a notice of nomination in accordance with such paragraph (~~B~~b) of this Section 11, a stockholder’s notice required by this Section 11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed and received by, the Secretary at the

Exhibit 3.2

principal executive offices of the ~~Corporation~~corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the ~~Corporation~~corporation.

The presiding officer of the meeting shall have the authority to determine and declare to the meeting that a nomination not preceded by notification made , or any business not properly brought before the meeting, in accordance with the foregoing procedure shall be disregarded. If such person should so determine, such person shall so declare to the meeting and any such nomination or business not properly brought before the meeting in accordance with the foregoing procedures shall be disregarded. Notwithstanding the foregoing provisions of this Section 11, a ~~stockholder~~ Proposing Person shall also comply with all applicable requirements of the ~~Securities~~ Exchange Act ~~of 1934, as amended~~, and the rules and regulations thereunder with respect to the matters set forth in this Section 11.

~~SECTION 12. At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the corporation who is a stockholder of record at the time of giving of the notice provided for in this Bylaw, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Bylaw.~~

~~For business to be properly brought before any meeting by a stockholder pursuant to clause (c) above of this Section 12, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred fifty (150) days prior to the date of the meeting. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf of the proposal is made and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.~~

Exhibit 3.2

~~Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 12. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 12, and if such person should so determine, such person shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 12.~~
Except as otherwise provided for in these bylaws or required by law, nothing in this Section 11 shall obligate the corporation to include in any proxy statement or other stockholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any nominee for director.

SECTION ~~13. Effective upon the closing of the corporation’s initial public offering of securities pursuant to a registration statement filed under the Securities Act of 1933, as amended, the~~ 12. The stockholders of the corporation may not take action by written consent without a meeting but must take any such actions at a duly called annual or special meeting in accordance with these ~~Bylaws~~bylaws and the ~~Certificate of Incorporation~~certificate of incorporation.

ARTICLE III
DIRECTORS

SECTION 1. The number of directors of this corporation that shall constitute the whole board shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Each director shall serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject to such director’s prior death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Each director shall be elected by the vote of a majority of the votes cast with respect to the director at any meeting of the stockholders for the election of directors at which a quorum is present; provided, however, that in the case of a contested election, the directors shall be elected by the vote of a plurality of

Exhibit 3.2

the stock present in person or represented by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this section, a majority of the votes cast means, with respect to each director, the number of shares voted “for” a director exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “or” or “against” that director’s election). For purposes of this section, a “contested election” shall mean an election of directors where (i) the Secretary of the ~~Corporation~~corporation receives proper notice under ~~section~~Section 11 of Article II or Section 5 of Article III of these bylaws that a ~~stockholder (the “Nominating~~Proposing Person or the Eligible Stockholder~~”)~~ , as applicable, intends to make a nomination at such meeting, (ii) the number of nominated individuals including the ~~Nominating Stockholder’s~~ nominees of the Proposing Person or the Eligible Stockholder, as applicable, would exceed the number of directors to be elected, and (iii) the notice has not been withdrawn by the tenth (10th) day following the day on which the Company first mails notice of the meeting for such election or the date when a Public Announcement thereof is made.

The Board of Directors shall not nominate for election as director any nominee who has not agreed to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (a) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which he or she faces reelection, and (b) acceptance of such resignation by the Board of Directors. In addition, the Board of Directors shall not fill a director vacancy or newly created directorship with any candidate who has not agreed to tender, promptly following his or her appointment to the Board of Directors, the same form of resignation.

If a nominee fails to receive the required number of votes for reelection, the Board of Directors (excluding the director in question) shall, within 90 days after certification of the election results, decide whether to accept the director’s resignation through a process overseen by the Corporate Governance and Nominating Committee (and excluding the director in question from all Board of Directors and Committee deliberations). The Board of Directors shall accept the resignation unless it determines that for compelling reasons it is in the best interests of the Company for him or her to continue serving as a director. The Board of Directors in making its determination may consider any factors its determines appropriate including, but not limited to, the Company’s compliance with Subtitle VII of Title 49 of the United States Code, as amended, or as the same may be from time to time amended. Unless the Board of Directors makes such a determination, the board shall not elect or appoint such director to the Board of Directors for at least one year after such annual meeting. The Board of Directors shall promptly disclose

Exhibit 3.2

its decision and, if applicable, the reasons for rejecting the resignation in a filing with the Securities and Exchange Commission or in a press release that is widely disseminated.

SECTION 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and any director so chosen shall hold office until the next annual meeting of stockholders and until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until such director’s prior death, disability, resignation, retirement, disqualification or removal from office. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

SECTION 3. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. Any such resignation shall take effect at the time received by the corporation, unless the resignation specifies a later effective date or an effective date determined upon the happening of one or more events, such as failing to receive a specified vote for reelection as a director and the acceptance of such resignation by the Board of Directors. Unless otherwise specified in the notice of resignation, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 4. The business of the corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

SECTION 5. (a) Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 5, the corporation shall include in its proxy statement for such annual meeting, (i) as a nominee, in addition to any persons nominated for election by the Board of Directors or any committee thereof, any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder, or group of not more than twenty (20) stockholders, that satisfies the requirements of this Section 5 (the “Eligible Stockholder”) and that, acting via a designated representative that is an Eligible Stockholder, timely submits the notice required by this Section 5 (the “Notice of Proxy Access Nomination”) requesting to have its nominee included in the corporation’s proxy materials for such annual meeting pursuant to this Section 5 and (ii) the Required Information (as defined below in this Section 5) concerning such person. No person or entity may be a member of more than one group of stockholders constituting an Eligible Stockholder with

Exhibit 3.2

respect to any annual meeting. For purposes of this Section 5, the “Required Information” that the corporation will include in its proxy statement is the information provided to the Secretary of the corporation by the Eligible Stockholder concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement by the rules and regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, in support of the Stockholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 5, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.
(b) To be timely, the Notice of Proxy Access Nomination must be delivered to, or mailed to and received by, the Secretary of the corporation not less than one hundred and twenty (120) nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public announcement of the date of the annual meeting was made, whichever first occurs.
(c) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the corporation’s proxy materials with respect to an annual meeting of stockholders (the “Nominee Limit”) shall not exceed twenty (20) percent of the total number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 5 (the “Final Proxy Access Nomination Date”) or if such amount is not a whole number, the closest whole number below twenty (20) percent, but not less than two (2). In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Nominee Limit shall be calculated based on the number of Directors in office as so reduced. Any individual nominated by an Eligible Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 5 whom the Board of Directors decides to nominate as a nominee of the Board of Directors shall further reduce the Nominee Limit. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 5 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by the Eligible Stockholders pursuant to this Section 5 exceeds the maximum number of nominees provided

Exhibit 3.2

for in this Section 5. In the event that the number of Stockholder Nominees submitted by the Eligible Stockholders pursuant to this Section 5 exceeds the maximum number of nominees provided for in this Section 5, the highest ranking Stockholder Nominee who meets the requirements of this Section 5 from each Eligible Stockholder will be selected for inclusion in the corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of common stock of the corporation each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the corporation. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 5 from each Eligible Stockholder has been selected, this process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the maximum number is reached. Notwithstanding anything to the contrary contained in this Section 5, if the corporation receives notice pursuant to Section 11 of Article II of these bylaws that a Proposing Person intends to nominate for election at such meeting a number of Proposed Nominees greater than or equal to a majority of the total number of directors to be elected at such meeting, no Stockholder Nominees will be included in the corporation’s proxy materials with respect to such annual meeting pursuant to this Section 5.
(d) If the Stockholder Nominee or an Eligible Stockholder fails to continue to meet the requirements of this Section 5 or if a Stockholder Nominee withdraws, dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director prior to the annual meeting: (i) the corporation may, to the extent feasible, remove the name of the Stockholder Nominee and the Statement from the corporation’s proxy statement, remove the name of the Stockholder Nominee from its form of proxy and/or otherwise communicate to its stockholders that the Stockholder Nominee will not be eligible for nomination at the annual meeting; and (ii) the Eligible Stockholder may not name another Stockholder Nominee or, subsequent to the last day on which a Stockholder’s Notice of Proxy Access Nomination would be timely, otherwise cure in any way any defect preventing the nomination of the Stockholder Nominee identified in the Notice of Proxy Access Nomination provided pursuant to this Section 5.
(e) For purposes of this Section 5, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares is calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed or shares sold short by such stockholder or of any of its affiliates, (B) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or

Exhibit 3.2

(C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of common stock of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliate’s full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. For purposes of this Section 5, a stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on no more than five (5) business days’ notice and recalls such loaned shares within five (5) business days after the date that the stockholder receives notice from the corporation that any of its Stockholder Nominees will be included in the corporation’s proxy materials pursuant to this Section 5 and holds such shares through the date of the annual meeting. For purposes of this Section 5, the terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of common stock of the corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof, which determination shall be conclusive and binding. For purposes of this Section 5, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.
(f) In order to make a nomination pursuant to this Section 5, an Eligible Stockholder must have owned (as defined above) the Required Ownership Percentage (as defined below) of the corporation’s outstanding capital stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the corporation in accordance with this Section 5 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 5, the “Required Ownership Percentage” is three (3) percent or more, and the “Minimum Holding Period” is three (3) years. For the avoidance of doubt, if a group of stockholders aggregate ownership of shares to satisfy the Required Ownership Percentage, all shares held by each stockholder constituting their contribution to satisfy the Required

Exhibit 3.2

Ownership Percentage must be held by that stockholder continuously for at least three (3) years. A group of two or more funds that are under common management and investment control shall be treated as one stockholder or person to satisfy the Required Ownership Percentage. The term “family of funds” shall mean two or more investment companies or funds (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services.
(g) Within the time period specified in this Section 5 for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder (including any representative for any group of stockholders acting as an Eligible Stockholder) must provide the following in writing to the Secretary of the corporation: (i) one or more written statements from the record holder of the shares owned by the Eligible Stockholder (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date; (ii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act; (iii) the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination delivered pursuant to Section 11(c) of Article II of these bylaws; (iv) a representation and agreement of the Eligible Stockholder that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (C) has not engaged and will not engage in any, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (D) agrees not to distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the corporation, (E) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material and to file any such soliciting material with the Securities and Exchange Commission regardless of whether such filing is required under Regulation 14A under the Exchange Act, and (F) will provide facts and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in

Exhibit 3.2

order to make the statements made, in light of the circumstances under which they were made, not misleading; (v) a written consent to provide any information that the Board of Directors reasonably requests to determine that the Stockholder Nominee (A) would qualify as “independent” for the purposes of the audit committee membership under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of directors, (B) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), (C) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (D) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”), (E) is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or any successor rule), without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee or whether the event occurred in the ten-year time period referenced in such Item and (F) is eligible to serve as a director of the corporation in accordance with the corporation’s Corporate Governance Guidelines as then in effect; (vi) a written consent to provide, at the reasonable request of the Board of Directors, any details of the position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the corporation or its affiliates) of the corporation, within the three (3) years preceding the submission of the Notice of Proxy Access Nomination; (vii) an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders or out of the information that the Eligible Stockholder provided to the corporation and (B) indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any and all liabilities, losses, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee pursuant to this Section 5; and (viii) in the case of a nomination by a group of stockholders, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.
(h) Within the time period specified in this Section 5 for delivering the Notice of Proxy Access Nomination, each Eligible Stockholder shall cause his, her or its Stockholder Nominee to deliver or cause

Exhibit 3.2

to be delivered to the Secretary of the corporation: (i) a written representation and agreement that such Stockholder Nominee (A) understands his or her duties as a director under the General Corporation Law of Delaware and agrees to act in accordance with those duties while serving as a director, (B) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board of Directors, in any case, to the extent that such arrangement, understanding, commitment or assurance (x) could limit or interfere with the Stockholder Nominee’s ability to comply, if elected as director of the corporation, with his or her fiduciary duties under applicable law or with the Company’s Corporate Governance Guidelines and other corporation policies and guidelines applicable to directors generally or (y) has not been disclosed to the corporation prior to or concurrently with the Eligible Stockholder’s submission of the Notice of Proxy Access Nomination, (C) if elected as a director, will comply with all applicable laws and stock exchange listing standards and the corporation’s policies and guidelines applicable to directors, including, without limitation, the Corporate Governance Guidelines, (D) is not or will not become a party to any direct or indirect compensation or other monetary agreement, arrangement or understanding with any person or entity other than the corporation, including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation prior to or concurrently with the Eligible Stockholder’s submission of the Notice of Proxy Access Nomination, and (E) will provide facts and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (ii) all completed and signed questionnaires required of directors, and such additional information as the corporation may determine necessary to permit the Board of Directors to make the determinations set forth in subparagraph (g)(v) and (vi) of this Section 5.
(i) In the event that any information or communication provided by the Eligible Stockholder or the Stockholder Nominee to the corporation or its stockholders ceases to be true and correct in any material respect or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the corporation of such defect in such previously provided information or communication and of the information that is required to correct any such defect.
(j) The corporation shall not be required to include, pursuant to this Section 5, a Stockholder Nominee in its proxy materials for any meeting of stockholders (i) for which the Secretary of the

Exhibit 3.2

corporation receives a notice that a stockholder has nominated such Stockholder Nominee for election to the Board of Directors pursuant to the advance notice requirements for Proposed Nominees set forth in Section 11 of Article II of these bylaws, (ii) who is not “independent” for the purposes of the audit committee under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of Directors, in each case as determined by the Board of Directors, (iii) who is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), (iv) who is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (v) whose election as a member of the Board of Directors would cause the corporation to be in violation of these bylaws, the certificate of incorporation, the rules and listing standards of any exchange upon which the common stock of the corporation is listed, or any applicable state or federal law, rule or regulation, (vi) who is or has been, within the past three (3) years, an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the corporation or its affiliates) of the corporation, (vii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years or (viii) if such Stockholder Nominee or the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) nominating such Stockholder Nominee fails to comply with any of its obligations or breaches any of its representations made under or pursuant to these bylaws.
(k) Notwithstanding anything to the contrary set forth herein, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Notice of Proxy Access Nomination, if the Board of Directors in good faith determines that (i) such information is not true in any material respects or omits a material statement necessary to make the statements made not misleading; (ii) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (iii) the inclusion of such information in the proxy statement would otherwise violate the applicable rules of the Securities and Exchange Commission or any other applicable law, rule or regulation.
(l) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the meeting of stockholders shall declare a nomination of a Stockholder Nominee by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of the vote of stockholders of such annual meeting may have been received by the corporation,

Exhibit 3.2

if (i) the Stockholder Nominee and/or the nominating Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) shall have failed to comply with any of its or their obligations or breached any of its or their representations under or pursuant to these bylaws, as determined by the Board of Directors or the chairman of the meeting, or (ii) the nominating Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present the nomination of such Stockholder Nominee pursuant to this Section 5.
(m) Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting, or (ii) does not receive votes cast in favor of such Stockholder Nominee’s election equal to at least twenty-five (25) percent of the number of shares voted in such election, will be ineligible to be a Stockholder Nominee pursuant to this Section 5 for the next two annual meetings. For the avoidance of doubt, this Section 5 shall not prevent any Proposing Person from nominating any person to the Board of Directors pursuant to and in accordance with Section 11 of Article II of these bylaws.
(n) Notwithstanding anything in these bylaws to the contrary, any Eligible Stockholder shall comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 5.

SECTION 6. Rule 14a-8 Proposals. Nothing contained in Articles II or III of these bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

MEETINGS OF THE BOARD OF DIRECTORS

SECTION ~~5.~~7. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

SECTION ~~6.~~8. The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be

Exhibit 3.2

specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

SECTION ~~7.~~9. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

SECTION ~~8.~~10. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Vice Chairman of the Board or the chief executive officer or the president on twelve (12) hours’ notice to each director either personally or by telephone, telegram, facsimile or electronic mail; special meetings shall be called by the chief executive officer or the president or secretary in like manner and on like notice on the written request of a majority of the Board of Directors unless the Board of Directors consists of only one director, in which case special meetings shall be called by the Chairman of the Board or the chief executive officer or the president in like manner and on like notice on the written request of the sole director. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.

SECTION ~~9.~~11. At all meetings of the Board of Directors a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION ~~10.~~12. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

SECTION ~~11.~~13. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Exhibit 3.2

COMMITTEES OF DIRECTORS

SECTION ~~12.~~14. The Board of Directors may, by resolution passed by a majority of the whole board, designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation. The board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

At least two-thirds (2/3) of the members of each committee of the board shall be comprised of individuals who meet the definition of “a citizen of the United States,” as defined by the Transportation Act 49 U.S.C § 40102 or as subsequently amended or interpreted by the Department of Transportation, provided that if a committee of the board has one (1) member, such member shall be a “a citizen of the United States”, as defined immediately above.

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

SECTION ~~13.~~15. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

COMPENSATION OF DIRECTORS

Exhibit 3.2

SECTION ~~14.~~16. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

REMOVAL OF DIRECTORS

SECTION ~~15.~~17. Unless otherwise restricted by the certificate of incorporation or bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

ARTICLE IV
NOTICES

SECTION 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice (except as provided in Section ~~7~~9 of Article III of these ~~Bylaws~~bylaws), but such notice may be given in writing, by mail, addressed to such director or stockholder, at his/her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telephone, telegram, facsimile or electronic mail.

SECTION 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V
OFFICERS

Exhibit 3.2

SECTION 1. The officers of the corporation shall be chosen by the Board of Directors and shall be at least a chief executive officer, chief financial officer and a secretary. The Board of Directors may elect from among its members a Chairman of the Board and a Vice Chairman. The Board of Directors may also choose a president, chief operating officer, treasurer and controller or one or more vice-presidents, assistant secretaries, assistant controllers and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.

SECTION 2. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a chief executive officer, chief financial officer and a secretary and may also choose a president, chief operating officer, treasurer, controller, vice presidents, assistant secretaries, assistant controllers or assistant treasurers.

SECTION 3. The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

SECTION 4. The salaries of all officers of the corporation shall be fixed by the Board of Directors or any committee established by the Board of Directors for such purpose. The salaries of agents of the corporation shall, unless fixed by the Board of Directors, be fixed by the president or any vice-president of the corporation.

SECTION 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

THE CHAIRMAN OF THE BOARD

SECTION 6. The Chairman of the Board, if any, shall be elected by the Board and shall preside at all meetings of the Board of Directors and of the stockholders at which he/she shall be present. He/she shall have and may exercise such powers as are, from time to time, assigned to him/her by the Board and as may be provided by law.

THE VICE CHAIRMAN OF THE BOARD

Exhibit 3.2

SECTION 7. The Vice Chairman of the Board, if any, shall be elected by the Board and shall, in the absence of the Chairman of the Board or in case the Chairman of the Board shall resign, retire, become deceased or otherwise cease or be unable to act, perform the duties and exercise the powers of the Chairman of the Board. In addition, the Vice Chairman of the Board shall have and may exercise such powers as are, from time to time, assigned to him/her by the Board and as may be provided by law.

THE CHIEF EXECUTIVE OFFICER, PRESIDENT AND VICE-PRESIDENTS

SECTION 8. The chief executive officer shall be the president of the corporation unless such title is assigned to another officer of the corporation; and in the absence of the Chairman of the Board and the Vice Chairman of the Board, he/she shall preside at all meetings of the stockholders and the Board of Directors; he/she shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

In the absence of the chief executive officer or in the event of his/her inability or refusal to act, the president, if any, shall perform the duties of the chief executive officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the chief executive officer. The president shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

SECTION 9. The chief executive officer, president or any vice president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

SECTION 10. In the absence of the president or in the event of his/her inability or refusal to act, the vice-president, if any, (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARY

Exhibit 3.2

SECTION 11. The secretary or his or her designee shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors and shall cause such records to be kept in a book kept for that purpose and shall perform like duties for the standing committees when required. He/she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he/she shall be. He/she shall have custody of the corporate seal of the corporation and he/she, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his/her signature or by the signature of such assistant secretary.

The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his/her signature.

SECTION 12. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his/her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE CHIEF FINANCIAL OFFICER

SECTION 13. The chief financial officer shall be the chief financial officer and treasurer of the corporation and shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

SECTION 14. He/she shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his/her transactions as treasurer and of the financial condition of the corporation.

Exhibit 3.2

SECTION 15. Along with the president or any vice president, he/she shall be authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

SECTION 16. If required by the Board of Directors, he/she shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his/her office and for the restoration to the corporation, in case of his/her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his/her possession or under his/her control belonging to the corporation.

SECTION 17. The controller shall, in the absence of the chief financial officer or in the event of his/her inability or refusal to act, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Notwithstanding anything herein to the contrary, the Board of Directors shall be entitled to assign the title of treasurer to an officer of the corporation other than the chief financial officer, in which case the treasurer shall perform such duties and have such powers (which may include some or all of the duties and powers enumerated above for the chief financial officer) as the Board of Directors may from time to time prescribe.

ARTICLE VI CERTIFICATE OF STOCK

SECTION 1. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the Chairman of the Board of Directors, or the president, a vice-president or the Vice Chairman of the Board of Directors and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him/her in the corporation.

Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

Exhibit 3.2

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he/she were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES
SECTION 2. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his/her legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFER OF STOCK

SECTION 3. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or

Exhibit 3.2

authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

FIXING RECORD DATE

SECTION 4. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

REGISTERED STOCKHOLDERS

SECTION 5. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII
LIMITATIONS OF OWNERSHIP BY NON-CITIZENS

SECTION 1. For purposes of this Article VII, the following definitions shall apply:
(a) “Act” shall mean Subtitle VII of Title 49 of the United States Code, as amended, or as the same may be from time to time amended.
(b) “Beneficial Ownership,” “Beneficially Owned” or “Owned Beneficially” refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the ~~Securities~~ Exchange Act ~~of 1934, as amended~~.
(c) “Foreign Stock Record” shall have the meaning set forth in Section 3.

Exhibit 3.2

(d) “Non-Citizen” shall mean any person or entity who is not a “citizen of the United States” (as defined in Section 41102 of the Act and administrative interpretations issued by the Department of Transportation, its predecessors and successors, from time to time), including any agent, trustee or representative of a Non-Citizen.
(e) “Own or Control” or “Owned or Controlled” shall mean (i) ownership of record, (ii) beneficial ownership or (iii) the power to direct, by agreement, agency or in any other manner, the voting of Stock. Any determination by the Board of Directors as to whether Stock is Owned or Controlled by a Non-Citizen shall be final.
(f) “Permitted Percentage” shall mean 25% of the voting power of the Stock.
(g) “Stock” shall mean the outstanding capital stock of the corporation entitled to vote; provided, however, that for the purpose of determining the voting power of Stock that shall at any time constitute the Permitted Percentage, the voting power of Stock outstanding shall not be adjusted downward solely because shares of Stock may not be entitled to vote by reason of any provision of this Article VII.

SECTION 2. It is the policy of the corporation that, consistent with the requirements of the Act, Non-Citizens shall not Own and/or Control more than the Permitted Percentage and, if Non-Citizens nonetheless at any time Own and/or Control more than the Permitted Percentage, the voting rights of the Stock in excess of the Permitted Percentage shall be automatically suspended in accordance with Sections 3 and 4 below.

SECTION 3. The corporation or any transfer agent designated by it shall maintain a separate stock record (the “Foreign Stock Record”) in which shall be registered Stock known to the corporation to be Owned and/or Controlled by Non-Citizens. It shall be the duty of each stockholder to register his, her or its Stock if such stockholder is a Non-Citizen. A Non-Citizen may, at its option, register any Stock to be purchased pursuant to an agreement entered into with the corporation, as if Owned or Controlled by it, upon execution of a definitive agreement. Such Non-Citizen shall register his, her or its Stock by sending a written request to the corporation, noting both the execution of a definitive agreement for the purchase of Stock and the anticipated closing date of such transaction. Within ten (10) days of the closing, the Non-Citizen shall send to the corporation a written notice confirming that the closing occurred. Failure to send such confirmatory notice shall result in the removal of such Stock from the Foreign Stock Record. For the sake of clarity, any Stock registered as a result of execution of a definitive agreement shall not have any voting or other ownership rights until the closing of that transaction. In the event that the sale pursuant to such definitive agreement is not consummated in accordance with such agreement (as may be amended), such Stock shall be removed from the Foreign Stock Record without further action by the

Exhibit 3.2

corporation. The Foreign Stock Record shall include (i) the name and nationality of each such Non-Citizen and (ii) the date of registration of such shares in the Foreign Stock Record. In no event shall shares in excess of the Permitted Percentage be entered on the Foreign Stock Record. In the event that the corporation shall determine that Stock registered on the Foreign Stock Record exceeds the Permitted Percentage, sufficient shares shall be removed from the Foreign Stock Record so that the number of shares entered therein does not exceed the Permitted Percentage. Stock shall be removed from the Foreign Stock Record in reverse chronological order based upon the date of registration therein.

SECTION 4. If at any time the number of shares of Stock known to the corporation to be Owned and/or Controlled by Non-Citizens exceeds the Permitted Percentage, the voting rights of Stock Owned and/or Controlled by Non-Citizens and not registered on the Foreign Stock Record at the time of any vote or action of the stockholders of the corporation shall, without further action by the corporation, be suspended. Such suspension of voting rights shall automatically terminate upon the earlier of the (i) transfer of such shares to a person or entity who is not a Non-Citizen, or (ii) registration of such shares on the Foreign Stock Record, subject to the last two sentences of Section 3.

SECTION 5. (a) The corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders in connection with the annual meeting or any special meeting of the stockholders of the corporation, or otherwise) require a person that is a holder of record of Stock or that the corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Stock to certify in such manner as the corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person:
(i) all Stock as to which such person has record ownership or Beneficial Ownership is Owned and Controlled only by citizens of the United States; or
(ii) the number and class or series of Stock owned of record or Beneficially Owned by such person that is Owned and/or Controlled by Non-Citizens is as set forth in such certificate.

(b) With respect to any Stock identified in response to clause (a)(ii) above, the corporation may require such person to provide such further information as the corporation may reasonably require in order to implement the provisions of this Article VII.

(c) For purposes of applying the provisions of this Article VII with respect to any Stock, in the event of the failure of any person to provide the certificate or other information to which the corporation is

Exhibit 3.2

entitled pursuant to this Section 5, the corporation shall presume that the Stock in question is Owned and/or Controlled by Non-Citizens.

ARTICLE VIII
GENERAL PROVISIONS
DIVIDENDS

SECTION 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

SECTION 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

CHECKS

SECTION 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

FISCAL YEAR

SECTION 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

SEAL

SECTION 5. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Exhibit 3.2

INDEMNIFICATION

SECTION 6. The corporation shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify any director made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director of the corporation or a predecessor corporation or, at the corporation’s request, a director or officer of another corporation, provided, however, that the corporation shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the Board of Directors of the corporation. The indemnification provided for in this Section 6 shall: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director, and (iii) inure to the benefit of the heirs, executors and administrators of such a person. The corporation’s obligation to provide indemnification under this Section 6 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.

Expenses incurred by a director of the corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he/she is or was a director of the corporation (or was serving at the corporation’s request as a director or officer of another corporation) shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he/she is not entitled to be indemnified by the corporation as authorized by relevant sections of the General Corporation Law of Delaware. Notwithstanding the foregoing, the corporation shall not be required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the Board of Directors of the corporation which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent’s fiduciary or contractual obligations to the corporation or any other willful and deliberate breach in bad faith of such agent’s duty to the corporation or its stockholders.

The foregoing provisions of this Section 6 shall be deemed to be a contract between the corporation and each director who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to

Exhibit 3.2

any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The Board of Directors in its discretion shall have power on behalf of the corporation to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he, his/her testator or intestate, is or was an officer or employee of the corporation.

To assure indemnification under this Section 6 of all directors, officers and employees who are determined by the corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the corporation which may exist from time to time, Section 145 of the General Corporation Law of Delaware shall, for the purposes of this Section 6, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the corporation which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his/her duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

ARTICLE IX
AMENDMENTS

SECTION 1. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of holders of at least a majority of the outstanding voting stock of the corporation. These bylaws may also be altered, amended or repealed or new bylaws may be adopted by the Board of Directors, when such power is conferred upon the Board of Directors by the certificate of incorporation. The foregoing may occur at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors, subject to the notice requirements set forth herein. If the power to adopt, amend or repeal bylaws is conferred upon the Board of Directors by the certificate of incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.